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                                                                     EXHIBIT 5.1

              [Crowley, Haughey, Hanson, Toole & Dietrich letterhead]

                                 June 30, 2000

Semitool, Inc.
655 West Reserve Drive
Kalispell, MT 59901

Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-3 filed by Semitool, Inc., a Montana corporation (the "Company"), with the Securities and Exchange Commission on June 16, 2000, as amended (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 4,715,000 shares of the Company's common stock, no par value (the "Stock"), being offered by the Company and by certain selling shareholders specified therein (the "Selling Shareholders"), including up to 615,000 shares that may be issued upon exercise of the underwriters' over-allotment option.

    As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Shareholders in connection with the sale by Company and the Selling Shareholders of up to 4,715,000 shares of Stock.

    It is our opinion that the 4,715,000 shares of Stock that may be sold will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                          Sincerely yours,

                                          Crowley, Haughey, Hanson, Toole &
                                          Dietrich P.L.L.P.
                                          /s/ ALLAN KARELL
                                          Allan Karell